March 23, 1989


Mr. Peter L.S. Currie
1349 Lexington Avenue
New York, New York

Dear Peter:

     I believe it is appropriate to put in writing our offer of employment as a Senior Vice President ("SVP") of McCaw Cellular Communications, Inc. ("MCCI") and its subsidiaries. Putting this offer in writing will assure that we have covered all of the necessary parameters of the benefits which will flow to you as a result of and (except as specified herein) during your employment with MCCI.

     1.   Salary.  A salary of $130,000 per year.

     2. Bonus. You will receive a signing bonus of $150,000. MCCI anticipates that your annual bonus would range from $50,000 to $80,000, although because the bonus will depend on performance, these amounts are not guaranteed. Traditionally, anticipated bonuses at MCCI are disclosed to executives in January following the end of each year.

     3. Moving Costs. MCCI will reimburse you for all reasonable actual moving costs incurred in moving you and your family from New York to the greater Puget Sound area. It is specifically contemplated that there may be one or more separate moves to move all of your belongings from New York.

     4. Stock. On the date hereof, you win be granted outright 20,000 shares of MCCI Class A Common Stock. Such stock shall not vest upon grant, but shall vest in 25% increments on each of the first four anniversaries of this letter, provided that you remain a full-time employee of the Company on each such anniversary. Pending completion of the vesting period as to any shares, the actual certificates for such shares shall remain held in trust for you by the Secretary of MCCI and shall be forfeited back to MCCI in the event of your termination of employment prior to vesting. Subject to the foregoing, upon each such anniversary, certificates representing the shares which have then vested shall be delivered to you. Such stock shall be "Restricted Stock" under MCCI's Amended and Restated Equity Purchase Program and this letter shall constitute the "Restricted Stock Agreement" referred to therein.

     5. Stock Options. On the date hereof you will be granted an option to purchase 20,000 shares of MCCI Class A Common Stock at $37.50 per share. Only 25% of such options shall vest upon grant, and the remainder shall vest in 25% increments on each of the second, third and fourth anniversaries of this letter, provided that you remain a full-time employee of the Company on each such anniversary and therefore similarly subject to forfeiture in the event of termination of employment. These options shall be granted pursuant to the Amended and Restated Equity Purchase Program and shall be evidenced by a separate stock option agreement in the form provided for under such plan. In addition, it is anticipated that on each of the first four anniversaries of this agreement you will be granted additional options to purchase shares of MCCI Class A Common Stock at the market price on each date of grant, each of such grants to have no further vesting requirements. MCCI anticipates that these annual grants will range from 30,000 to 40,000 shares, although because the grants will depend on performance, these amounts are not guaranteed.

     6. General Benefits. As a Senior Vice President of MCCI, you will be entitled to the general benefits package applicable to all senior executives of MCCI. A copy of our existing general benefits package wi]l be sent you shortly under separate cover.

     7. Non-Disclosure; Non-Competition. Upon your commencement of employment, you agree to execute and delivery to the Company a non-disclosure, non-competition agreement.

     Please signify your acceptance of the terms of your employment by signing where designated below.

                              Very truly yours,

                              McCAW CELLULAR COMMUNICATIONS, INC.


                              WAYNE M. PERRY
                              Wayne M. Perry
                              President
Accepted:

PETER L.S. CURRIE
Peter L. S. Currie